Exhibit 99.1

            Greatbatch Announces Completion of Precimed Acquisition

     CLARENCE, N.Y.--(BUSINESS WIRE)--Jan. 7, 2008--Greatbatch, Inc. (NYSE: GB) announced today that it has successfully completed its previously announced acquisition of P Medical Holding SA ("Precimed"), a leading technology-driven supplier to the orthopedic industry.

     Greatbatch's acquisition of Precimed was structured as a stock purchase. In exchange for the outstanding shares of Precimed, Greatbatch paid approximately CHF 123,000,000 in cash and, under terms of the purchase agreement, will pay an additional earnings-based contingent cash payment of up to CHF 12,000,000 in 2009. The purchase price was funded with cash on hand and a borrowing under Greatbatch's revolving credit agreement. In connection with the transaction, Greatbatch acquired Precimed's rights and obligations under an agreement to acquire the operations of another company in the orthopedic industry, which transaction is expected to close in early 2008.

     Precimed is located in Orvin, Switzerland & Exton, PA, with manufacturing operations throughout Switzerland and Indiana and sales offices in Japan, Asia and the United Kingdom. Its products, including instrumentation for hip and knee replacement, trauma and spine, are sold worldwide to leading orthopedic customers.

     About Greatbatch, Inc.

     Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical components used in medical devices for the cardiac rhythm management, neurostimulation, vascular, orthopedic and interventional radiology markets. Additionally, Electrochem Commercial Power, a subsidiary of Greatbatch, is a world leader in the design and manufacture of electrochemical cells, battery packs and wireless sensors for demanding applications such as oil and gas exploration, pipeline inspection, military, asset tracking, oceanography, external medical and seismic surveying. Additional information about the Company is available at www.greatbatch.com.


     CONTACT: Greatbatch, Inc.
              Anthony W. Borowicz, 716-759-5809
              Treasurer and Director, Investor Relations tborowicz@greatbatch.com